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Exhibit 5.1

[Letterhead of Carey y Cia. Ltda.]

Santiago, [                           ], 2005

Masisa S.A.
Avenida Apoquindo 3650
Piso 10
Las Condes, Santiago
Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Masisa S.A. (the "Company"), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Chile, in connection with the issuance by the Company of preemptive rights (the "Preemptive Rights") to subscribe and pay for newly issued shares and treasury shares of common stock without nominal (par) value of the Company (the "Shares"). The Bank of New York, as depositary (the "Depositary"), will make available to the holders of American depositary receipts ("ADRs") which evidence American depository shares ("ADS") of the Company, each representing 50 Shares, ADS rights to subscribe for ADSs relating to the Shares pursuant to the terms of a Deposit Agreement, dated March 24, 2005, among the Company, the Depositary and the owners and beneficial owners of ADRs.

We are giving this opinion in connection with the Registration Statement on Form F—1 (Registration No. 333-128972) filed by the Company with the U.S. Securities and Exchange Commission on October 13, 2005 (the "Registration Statement") to effect registration of the Shares and Preemptive Rights pursuant to the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act").

For purposes of this opinion, we have examined (i) the By-laws (estatutos) of the Company, (ii) the minutes of the Special Shareholders' Meeting of the Company held on August 29, 2005, at which the shareholders approved a capital increase of the Company, (iii) the minutes of the meeting of the Board of Directors of the Company held on September 14, 2005, authorizing the issuance and sale of the newly issued shares, (iv) the minutes of the meeting of the Board of Directors of the Company held on August 9, 2005, authorizing the sale of the treasury shares, and (v) such other documents and certificates as we have deemed necessary for the purposes of the opinion expressed below.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

As to any facts relevant to our opinion, we have relied on certificates and representations of officers or other representatives of the Company.

We are qualified to practice law in the Republic of Chile and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of Chile as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.
The Shares have been duly and validly authorized and, after commencement of the preemptive rights offerings in Chile, as contemplated by the Registration Statement under the heading "The rights offerings", the execution by subscribers of Shares of a Chilean subscription agreement as required under Chilean law, and the payment for the Shares as contemplated in the Registration Statement, will be validly issued and subscribed, fully paid and non-assessable.

2.
The discussion in the Registration Statement under the caption "Taxation—Material Chilean tax consequences", insofar as it describes certain matters of Chilean tax laws and regulations or legal conclusions with respect thereto, constitutes our opinion.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under the captions "Taxation—Material Chilean tax consequences" and "Legal matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Sincerely,

                      Carey y Cia. Ltda.

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  Exhibit 5.1
[Letterhead of Carey y Cia. Ltda.]